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                                                             EXHIBIT 10.25

250 Apollo Drive    t +1 978 614 8100   www.sonusnet.com  [SONUS networks logo]
Chelmsford, MA      f +1 978 614 8101
01824 USA


  April 6, 2004


  Albert A. Notini

  Dear Bert:

  I am pleased to provide you with the terms and conditions of our offer of employment to you by Sonus Networks, Inc. (the "Company").

       1. POSITION. You will be employed as the President and Chief Operating Officer of the Company, reporting to me as the Chief Executive Officer of the Company. You will also continue to be a member of the Board of Directors of the Company, but in connection with accepting this offer will resign from the Audit Committee of the Board. As President and Chief Operating Officer, you will have responsibility for the operations of the Company, including its sales, R&D, product marketing, service, manufacturing, and finance and administration operations. In addition to performing duties and responsibilities associated with the position of President and Chief Operating Officer, from time to time the Company may assign you other duties and responsibilities not inconsistent with your position and responsibilities set forth above. Your place of work will be Chelmsford, Massachusetts.

           As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company, provided, however, that you may serve as the member of the Board of Directors of up to two other companies (provided that neither competes with the Company) and assist such non-profit organizations as your schedule permits.

       2. STARTING DATE/NATURE OF RELATIONSHIP. It is expected that your employment will start on or within 2 weeks after April 5, 2004
           (the "Start Date"). No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time. Employment at Sonus Networks, Inc. is considered
           "at will" and either you or the Company may terminate the employment relationship at any time and for any reason.

       3.  COMPENSATION.
           (a) Subject to the provisions of subpart (e) of this paragraph, your initial base salary will be at the rate of $13,541.67 paid twice monthly, annualized at $325,000.08. You will be eligible to participate in the Officer Bonus Program for 2004 with a non-discretionary target of 85% of annual base salary (your
                "On Target Bonus"). Specific objectives will be agreed upon within the first ninety days of your employment. Your compensation will be reviewed annually. Your base salary and On Target Bonus for any year will be referred to in this letter as your "Total Cash Compensation."

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          (b)   You will be granted an option to purchase 2,450,000 shares of common stock under the Company's Incentive Stock Plan (the "New Hire Grant"), subject to the terms of the Plan and approval of the Stock Option Committee. The options shall vest and become exercisable (i) with respect to 25% of the Shares on the first anniversary of the date that Optionee's employment with the Company commences (Start Date) and, (ii) with respect to the remaining 75% of the Shares, equal increments of 2.0833% of the Shares shall vest monthly thereafter through the fourth anniversary of the date of employment.

           (c) In the event of an Acquisition (as defined below), any of the options in the New Hire Grant, which are not then vested or exercisable, shall immediately become 100% vested and exercisable. After the closing of the Acquisition, if requested by the Company's Board or the Acquiror, you agree to remain employed by the Company or the Acquiror for a nine-month transition period provided a suitable senior executive position is offered to you on at least a transitional basis; and provided that you shall have the right to terminate your employment for Good Reason, other than for the Good Reason set forth in 4(b)(i) below during the transition period, and may terminate your employment for Good Reason under 4(b)(i) below after the transition period.

                Acquisition means any (i) merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter less than a majority of the combined, voting securities of the Company or Acquirer outstanding immediately after such merger or consolidation, (ii) sale of all or substantially all of the assets or operating businesses of the Company or (iii) sale of outstanding shares of capital stock of the Company, in a single transaction or series of related transactions, representing at least 70% of the voting power of the voting securities of the Company.

           (d) At the discretion of the Board's Compensation Committee, the Company may at any time accelerate the vesting schedule of any or all of the options in the New Hire Grant.

           (e) In the event that the Company's equity securities cease to be listed on NASDAQ for any period of time within 8 months of your Start Date, your On Target Bonus for one year following your Start Date will be guaranteed. In the event that during the twelve months following the Start Date you are asked to serve as the Chief Financial Officer of the Company, or in fact serve as its senior finance executive, and provided that you would be precluded from receiving a bonus because you served in this capacity your base salary shall be increased for the twelve month period following the Start Date to be an amount equal to your Total Cash Compensation and you will not be eligible for a bonus for that period.

       4. TERMINATION. In the event that your employment with the Company is terminated by the Company for any reason other than Cause, or in the event that you terminate your employment with Good Reason, within ninety (90) days of Good Reason arising, or after the end of the transition period set fourth in part 3 (c) following an acquisition, if any, you will receive a lump sum equal to eighteen
            (18) months base salary and On Target Bonus at your then applicable annual Total Cash Compensation rate, paid upon termination. During the eighteen (18) months following the termination of your employment, your outstanding unvested options will continue to vest and you will receive health benefits equivalent to

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            those you received prior to the time of termination. Your
            vested and unexercised options shall remain outstanding for a period equal to the lesser of 24 months or the remaining life of the option.

            For the purposes of this letter:

            (a) "Cause" means (i) your willful or grossly negligent
                failure substantially to perform your duties that occurs more than thirty (30) days after receiving written notice of such non-performance (other than (x) as a result of total or partial incapacity due to physical or mental illness, or death, or (y) for Good Reason); (ii) your commission of any material act of dishonesty to or fraud on the Company; (iii) a breach by you of any material employment obligations set forth in this letter after receiving written notice and having thirty (30) days to cure; (iv) your conviction of, or the entry of a plea of guilty by you to a felony involving your personal conduct under the laws of the United States or any state thereof; and

            (b) "Good Reason" means (i) you are removed without cause from either of your positions as President and Chief Operating Officer of the Company, or as a Director of the Company, other than by a shareholder vote (ii) you are assigned duties, responsibilities or place of work that are inconsistent in a material respect with that set forth in paragraph 1 of this letter; (iii) you report to a CEO of the Company other than me; (iv) a breach by the Company of any of its material employment obligations to you after receiving written notice and having thirty (30) days to cure; and (v) your Total Cash Compensation is reduced other than as part of a broad-based management or company program (vi) the expiration of the transition period in item 3(c). Note that provision (iii) above expires after two years from your Start Date.

    5. EMPLOYMENT ELIGIBILITY. In compliance with the Immigration Reform and Control Act of 1986, you are required to establish your identity and employment eligibility. Therefore, on your first day of employment you will be required to fill out an Employment Verification Form and present documents in accordance with this form.

    6. BENEFITS. You will be entitled as an employee of the Company to receive such benefits as are generally provided to the executive officers of the Company in accordance with Company policies as in effect from time to time. Company benefits include group health, life and dental insurance, and liberal holidays, vacation and 401K programs. All employees begin accruing three (3) weeks of vacation upon date to hire. The Company is committed to providing a healthy work environment for every employee. You will be provided administrative support and other resources reasonably suitable to you to perform your responsibilities set forth in paragraph 1 of this letter.

    7. CONFIDENTIALITY. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the Company will become parties to a mutually acceptable Noncompetition and Confidentiality Agreement. A proposed form of this agreement has been sent with this offer letter.

    8.  GENERAL.
        (a) The Company will indemnify you per the attached indemnity agreement.

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        (b)  This letter will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral.


        (c) This letter shall be governed by the law of the Commonwealth of Massachusetts without regard to its conflict of laws principles.

You may accept this offer of employment and the terms and conditions thereof by confirming your acceptance by April 5, 2004. Please send your signed letter to me, or e-mail me at hahmed@sonusnet.com which execution will evidence your agreement with the terms and conditions set forth herein. You may retain the enclosed copy of this letter for your records. We are enthusiastic about you joining us, and believe that our technical and business goals will provide every opportunity for you to achieve your personal and professional objectives.

Sincerely,

/s/ Hassan-Ahmed
-----------------------
Hassan-Ahmed
President and Chief Executive Officer


Agreed and Accepted

/s/ Albert A. Notini      4/6/04
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Albert A. Notini          Date